Exhibit 10.1

FIRST AMENDMENT

TO

NATIONWIDE HEALTH PROPERTIES, INC.

2005 PERFORMANCE INCENTIVE PLAN

This amendment dated and effective October 28, 2008 (this “Amendment”), amends the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan (the “Plan”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Plan.

RECITALS

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing of distributions from nonqualified deferred compensation plans and arrangements; and

WHEREAS, the Board of Directors of Nationwide Health Properties, Inc. (the “Corporation”) desires to amend the Plan to comply with Section 409A of the Code.

NOW, THEREFORE, the Plan shall be amended as follows:

1. The definition of the “Code” in the second paragraph of Section 3.1 of the Plan shall be amended by adding the following immediately after “as amended” and immediately before “(the ‘Code’):

“and the regulations and guidance promulgated thereunder”

2. The following is hereby added to the end of Section 3.2(f) of the Plan:

“and subject to the requirements of Section 409A of the Code, as applicable.”

3. A new sentence is hereby added to the end of Section 5.1.1 of the Plan, as follows:

“To the extent a nonqualified stock option is granted with a per share exercise price that is less than the fair market value of a share of Common Stock on the date of grant, notwithstanding any other provision in this Plan to the contrary, such stock option shall expire on the 15th day of the third month of the year following the year in which such stock option vests.”

4. A new sentence is hereby added to the end of Section 5.1.3 of the Plan, as follows:

“To the extent a SAR is granted with a base price that is less than the fair market value of a share of Common Stock on the date of grant, notwithstanding any other provision in this Plan to the contrary, such SAR shall expire on the 15th day of the third month of the year following the year in which such SAR vests.”

5. A new sentence is hereby added to the end of Section 5.4 of the Plan, as follows:

“Any such deferrals and deferral elections made pursuant to this Section 5.4 shall be made on a form as required by the Administrator and shall comply with the requirements of Section 409A of the Code.”

6. A new paragraph is hereby added to the end of Section 7.2 of the Plan, as follows:

“ (e) Notwithstanding the foregoing, with respect to any award that constitutes a deferral of compensation subject to Section 409A of the Code, the above definition of Change in Control Event shall not apply, and instead “Change in Control Event” shall mean a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation under Section 409A(a)(2)(A)(v) of the Code and regulations thereunder.”

7. The following is hereby added to the beginning of Section 7.4 of the Plan:

“Subject to the requirements of Section 409A of the Code, as applicable,”

8. The following sentence from Section 7.6 of the Plan is hereby removed: “If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute ‘parachute payments’ as defined in Section 280G of the Code, then the participant may by written notice to the Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or one of its Subsidiaries is not denied federal income tax deductions for any ‘parachute payments’ because of Section 280G of the Code.” Such sentence is hereby replaced in its entirety, as follows:

“If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute ‘parachute payments’ as defined in Section 280G of the Code, then the acceleration of vesting of awards provided to the participant shall first be reduced (and thereafter, if necessary, the cash payments provided to the participant shall be reduced) to the extent necessary so that the Corporation or one of its Subsidiaries is not denied federal income tax deductions for any ‘parachute payments’ because of Section 280G of the Code.”

9. A new Section 8.14 is hereby added to the Plan, as follows:

“Notwithstanding any provision to the contrary in this Plan, to the extent necessary to avoid the imposition of any taxes under Section 409A of the Code, no payment or distribution under this Plan that becomes payable by reason of a participant’s termination of employment with the Corporation will be made to such participant unless such participant’s termination of employment constitutes a ‘separation from service’ (as such term is defined in Section 409A of the Code). For purposes of this Plan, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. If a participant is a ‘specified employee’ as defined in Section 409A of the Code and, as a result of that status, any portion of the payments under this Plan would otherwise be subject to taxation pursuant to Section 409A of the Code, such participant shall not be entitled to any payments upon a termination of his or her employment until the earlier of (i) the expiration of the six (6)-month period measured from the date of such participant’s ‘separation from service’ (within the meaning of Section 409A of the Code) or (ii) the date of such participant’s death. Upon the expiration of the applicable Section 409A deferral period, all payments and benefits deferred pursuant to this Section 8.14 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to such participant in a lump sum as soon as practicable, but in no event later than ten (10) days following such expired period (or if the payment is being made following the participant’s death, no later than sixty (60) days following the date of death), and any remaining payments due under this Plan will be paid in accordance with the normal payment dates specified for them herein.”